Exhibit 10.3

WAMU EXECUTIVE OFFICER SEVERANCE PLAN

Effective as of April 1, 2008

PREAMBLE

Washington Mutual, Inc. has established the WaMu Executive Officer Severance Plan (the “Plan”) with the intention of providing benefits to Eligible Executives (as defined herein) of the Company (as defined herein) in the event of termination of their employment by the Company without “Cause.”  This document sets forth the basic terms that are applicable to all eligible participants.  The Plan covers a select group of management or highly compensated employees and is intended to be a top-hat welfare benefit plan governed by ERISA.

SECTION 1.  DEFINITIONS

For the purpose of this Plan, the following definitions shall apply unless the context requires otherwise.  Words used in the masculine gender shall apply to the feminine, where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.  The words “Section” or “Sections” in this Plan shall refer to a Section or Sections of this Plan (i.e., and not to a statutory provision) unless specifically stated otherwise.  Compounds of the word “here” such as “herein” and “hereof” shall be construed to refer to another provision of this Plan, unless otherwise specified or required by the context.  It is the intention of the Company that the Plan be governed the provisions of the Code and ERISA and that all its provisions shall be construed to that result.

In determining the time within which an event or action is to take place for purposes of the Plan, no fraction of a day shall be considered, and any act, the performance of which would fall on a Saturday, Sunday, holiday or other non-business day, may be performed on the next following business day.

1.1           Base Pay.  Base Pay means the Eligible Employee’s annual base salary in the year in which termination occurs.

1.2           Cause.  Cause means the termination of the Eligible Executive’s employment by the Company in connection with any of the following events:  (i) the Eligible Executive violates the Company’s policies on drug or alcohol abuse on a recurring basis, (ii) the Eligible Executive has been convicted of any felony or of a misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement), or the Eligible Executive is convicted or enters into a pretrial diversion or similar program in connection with the prosecution for an offense involving fraud, dishonesty, breach of trust or money laundering, or (iii) the Eligible Executive has engaged in dishonesty, fraud, destruction or theft of property of the Company, physical attack on another employee, willful malfeasance or gross negligence in the performance of his or her duties, or misconduct materially injurious to the Company.

1.3           Code.  The Internal Revenue Code of 1986, as amended.

1.4           Company.  Washington Mutual, Inc. and its majority-owned subsidiaries and affiliates.

1.5           Eligible Executive.  Each employee of the Company who is (i) classified as either a Level 2 or Level 3 executive, and (ii) not a party to an individual employment agreement with the Company that provides for any form of separation payment or severance benefit upon a termination unrelated to a change of control.

1.6           ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

1.7           Participant.  An Eligible Executive who becomes eligible for benefits under this Plan by satisfying the requirements of Section 2.

1.8           Plan.  This WaMu Executive Officer Severance Plan, as amended from time to time.

1.9           Severance Agreement.  A written agreement provided by the Company by which a Participant releases any claims he or she might have against the Company in exchange for the benefits set forth in Section 3.1.

1.10         Termination Date.  The last active day of employment.  For these purposes, a Participant will be deemed to have terminated on the last day of employment at 5:00 p.m. in the Participant’s time zone.

SECTION 2.  ELIGIBILITY

An Eligible Executive will be eligible for benefits under Section 3 only if his or her employment is terminated by the Company without Cause.  Benefits shall not be payable under this Plan in connection with the Eligible Executive’s termination of employment from the Company for any other reason (including, without limitation, due to the Eligible Executive’s death, disability or resignation).  In addition, notwithstanding any other provision of the Plan to the contrary, an Eligible Executive shall not be entitled to benefits under this Plan if he or she satisfies the requirements to receive severance benefits under (a) an individual change in control agreement with the Company or (b) an employment agreement that provides separation payments or severance benefits following a change in control.

SECTION 3.  BENEFITS

3.1           In General.  If an Eligible Executive is eligible for severance benefits under this Plan pursuant to Section 2, he or she shall be paid a cash severance benefit equal to one and one-half (1-1/2) multiplied by the sum of (a) the Eligible Executive’s Base Pay, and (b) the higher of the Eligible Executive’s unadjusted target bonus for the year in which the termination of employment occurs or the Eligible Executive’s actual annual bonus for the immediately-preceding year (the “Severance Payment”).  The Severance Payment shall be paid in a lump sum upon the effectiveness of the Severance Agreement.  State and federal taxes will be withheld from the payment as required by law.

3.2           Offset.  The Severance Payment shall be offset dollar-for-dollar by any severance payment payable to the Eligible Executive under any other plan, program or arrangement of the Company.

3.3           Severance Agreement.  The Severance Payment shall in all events be subject to the Eligible Executive entering into and not revoking a Severance Agreement.

SECTION 4.  ADMINISTRATION COMMITTEE

4.1           Plan Administrator.  The Plan Administrator shall be the Human Resources Committee (the “Committee”).  The Administrator may delegate any of its duties, responsibilities, or authority to one or more person (by name or by title), committee, or unrelated service provider.  The Plan Administrator has absolute discretion to make all decisions under this Plan, including making determinations about eligibility for and the amounts of benefits payable under this Plan and interpreting all provisions of this plan.  All decisions of the Plan Administrator are final, binding and conclusive.

4.2           Powers of the Administration Committee.  The Committee shall have the following powers and duties:

(a)           To adopt rules of procedure (including distribution procedures) necessary for the administration of the Plan provided the rules are not inconsistent with the terms of the Plan;

(b)           To direct the administration of the Plan in accordance with the provisions herein set forth;

(c)           To interpret the provisions of the Plan and determine all questions with respect to rights of Participants under the Plan, including but not limited to rights of eligibility of a Participant to participate in the Plan, and the value of a Participant’s benefit.

(d)           To interpret and enforce the terms of the Plan and the rules it adopts;

(e)           To review and render decisions with respect to a claim for, (or denial of a claim for) a benefit under the Plan;

(f)            To furnish the Company with information which the Company may require for tax or other purposes;

(g)           To engage the service of counsel (who may, if appropriate, be counsel for the Company) and agents whom it may deem advisable to assist it with the performance of its duties;

(h)           To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan; and

(i)            To interpret and construe the terms of the Plan in its discretion.

The Committee shall have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan provided that the Committee may amend the Plan to comply with changes in relevant laws, to provide for more efficient administration or other changes it deems appropriate as long as the changes do not materially increase the obligation or liabilities of the Company.  Nonetheless, the Committee shall have absolute discretion in the exercise of its powers in this Plan.  All exercises of power by the Committee hereunder shall be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious.

SECTION 5.  COMPANY ADMINISTRATIVE PROVISIONS

5.1           Amendment or Termination.  The Plan may be amended or terminated by the Company or the Human Resources Committee (for certain enumerated reasons) at any time when, in its judgment, such amendment or termination is necessary or desirable.  No such termination or amendment shall affect the rights of any individual who is then entitled to receive a Severance Payment at the time of such amendment or termination.

Severance Payments are not intended to be a vested right.  The Committee reserves the right to interpret the Plan, prescribe, amend and rescind rules relating to it, determine the terms and provisions of the Severance Payments and make all other determinations it deems necessary or advisable for the administration of the Plan.  The determination of the Committee on all matters regarding the Plan shall be conclusive.

5.2           Claim Procedure.

(a)           In General.   If a Participant’s claim for benefits is denied, the Plan Administrator will furnish written notice of denial to the Participant making the claim (the “Claimant”) within sixty (60) days of the date the claim is received, unless special circumstances require an extension of time for processing the claim.  This extension will not exceed sixty (60) days, and the Claimant must receive written notice stating the grounds for the extension and the length of the extension within the initial sixty (60) day review period.  If the Plan Administrator does not provide written notice, the Claimant may deem the claim denied and seek review according to the appeals procedures set forth below.

(b)           Denial Notice.   The notice of denial to the Claimant shall state:

(i).     the specific reasons for the denial;

(ii).     specific references to pertinent provisions of the Plan upon which the denial was based;

(iii).     a description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and

(iv).     a statement that the Claimant may request a review upon written application to the Plan Administrator, review pertinent Plan documents, and submit issues and comments in writing, and that any appeal that the Claimant wishes to make of the adverse determination must be in writing to the Plan Administrator within ninety (90) days after the Claimant receives notice of denial of benefits.

The notice of denial of benefits shall identify the name and address of the Administrator to which the Claimant may forward an appeal.  The notice may state that failure to appeal the action to the Plan Administrator in writing within the ninety (90) day period will render the determination final, binding and conclusive.

5.3           Appeal Procedure.  If the Claimant appeals to the Administrator, the Claimant or his or her authorized representative may submit in writing whatever issues and comments he or she believes to be pertinent to the appeal.  The Administrator shall reexamine all facts related to the appeal and make a final determination about whether the denial of benefits is justified under the circumstances.  The Administrator shall advise the Claimant in writing of:

(a)           its decision on appeal;

(b)           The specific reasons for the decision; and

(c)           The specific provisions of the Plan upon which the decision is based.

Notice of the Administrator’s decision shall be given within sixty (60) days of the Claimant’s written request for review, unless additional time is required due to special circumstances.  In no event shall the Administrator render a decision on an appeal later than one hundred twenty (120) days after receiving a request for a review.

SECTION 6.  MISCELLANEOUS PROVISIONS

6.1           Severance Agreement.  The Severance Agreement will not be valid unless it is signed and returned after the date of the Eligible Executive’s termination of employment without Cause and within 21 business days or other time period prescribed by the Administrator.  The Severance Agreement will be generally effective for any claims against the Company through the Termination Date, but will not cover any claims or appeal processes set forth in any ERISA plans sponsored by the Company.  Failure to sign and return the Severance Agreement within twenty one (21) business days will result in Participant being ineligible for Severance Payments under the Plan.

6.2           Governing Law.  To the extent not preempted by ERISA, the terms of the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington, including all matters of construction, validity and performance.

6.3           Miscellaneous Provisions.

(a)           Anti-Alienation.  Severance Payments and benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by an Participant; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for, or subject to, the debts, contacts, liabilities, engagements or torts of any person entitled to any Severance Payments under the Plan.

(b)           Employment at Will.  Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company or an affiliate nor limit the right of the Company or an affiliate to discharge or otherwise deal with any Participant with regard to the existence of the Plan.

(c)           Unfunded.  The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or an affiliate for payment of any Severance Payment hereunder.  No Participant or any other person shall have any interest in any particular assets of the Company or an affiliate by reason of the right to receive Severance Payments under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company or an affiliate with respect to any rights under the Plan.

(d)           Section 409A.  Notwithstanding any provision of this Plan to the contrary, if, at the time of Participant’s termination of employment with the Company, he or she is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by a Participant pursuant to this Plan would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Plan until the earlier of (a) the date that is six (6) months following Participant’s termination of employment with the Company, or (b) the Participant’s death.  The provisions of this Section 6.3(d) shall only apply to the extent required to avoid Participant’s incurring any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Plan would cause Participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

Pursuant to the authority delegated to me by the Human Resources Committee, this Plan is hereby adopted effective as of the date specified above:

Daryl D. David
Executive Vice President
Chief Human Resources Officer
Washington Mutual, Inc.